EXHIBIT 16(b)(v)

CONFIDENTIAL

Execution Version

LIMITED GUARANTEE

OF

HUX INVESTMENT PTE. LTD.

LIMITED GUARANTEE, dated as of October 17, 2024 (this “Limited Guarantee”), by Hux Investment Pte. Ltd. (the “Guarantor”), in favor of Zuora, Inc., a Delaware corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Zodiac Purchaser, L.L.C., a Delaware limited liability company (“Parent”), Zodiac Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual observance, performance and discharge of the payment obligations of Parent with respect to (a) either (i) the Parent Termination Fee when and only if such amounts become payable pursuant to Section 9.04(d) of the Merger Agreement or (ii) the Regulatory Termination Fee when and only if such amounts become payable pursuant to Section 9.04(e) of the Merger Agreement (provided that in no event shall the Guarantor’s maximum aggregate liability under this clause (ii) exceed $11,891,000) and (b) any Reimbursement Obligations or Enforcement Costs (which Reimbursement Obligations and Enforcement Costs shall not exceed the Expense Cap), in each case, subject to the limitations set forth in the Merger Agreement, including, without limitation, Section 9.04(h) thereof (clauses (a) and (b), collectively, the “Obligations”); provided, that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed $49,867,000 (as such amount may be reduced pursuant to Section 6 of this Limited Guarantee in connection with an Equity Assignment on the terms and subject to the conditions of Section 6.17(a) of the Merger Agreement (including Section 6.17(a) of the Parent Disclosure Schedule), the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. Further, the Guaranteed Party hereby agrees that, to the extent Parent and Merger Sub are relieved of all or any portion of the Obligations by satisfaction thereof, pursuant to any agreement with the Guaranteed Party or otherwise (any such amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate Proceeding against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action, only so long as the Guaranteed Party also exercises its rights, in substantially the same manner and at substantially the same time, against Silver Lake Alpine II, L.P. (the “Other Guarantor”) pursuant to the other limited guarantee, dated as of the date hereof, of the Other Guarantor (the “Other Limited Guarantee”), if the Other Guarantor has not satisfied its obligations under, and subject to the terms and conditions of, the Other Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or the Other Limited Guarantee, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Limited

Guarantee shall be several and not joint or joint and several and the Guarantor shall not have any liability in respect of the amounts that may be payable pursuant to the Other Limited Guarantee. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. Any obligation of the Guarantor with respect to the Obligation shall be funded no later than 14 days following such final and non-appealable determination of the Obligations, in accordance with and subject to the terms and conditions of this Limited Guarantee and the Merger Agreement, by a court of competent jurisdiction. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any Proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Proceeding as determined by a final, non-appealable judgment, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is determined by final, non-appealable judgment that the Guarantor is required to make such payment hereunder; provided that, in each case of clauses (i) and (ii), in no event shall (A) shall the maximum aggregate liability of the Guarantor under this Limited Guarantee for such expenses pursuant to the foregoing clause (i) and clause (ii) exceed 47% of the Expense Cap and (B) the maximum aggregate liability of the Guarantor under this Limited Guarantee, including any amounts payable pursuant to the foregoing clause (i) and clause (ii), exceed the Cap.

2. Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever (other than in connection with the valid termination of the Guarantor’s obligations in accordance with Section 8 hereof or in other circumstances where the Guarantor is not liable to make such payment), the Guarantor shall remain liable hereunder with respect to such Obligation (subject to the terms and conditions hereof) as if such payment had not been made. This Limited Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that Parent and Merger Sub may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of Parent and Merger Sub. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship.

3. Changes in the Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with any of Parent and Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and any of Parent and Merger Sub or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee, only so long as the Guaranteed Party also takes similar action, in substantially the same manner and at substantially the same time, with respect to the Other Limited Guarantee and, if the Guaranteed Party takes any action reference in this sentence with respect to the Other Limited Guarantee, it shall also take similar action, in substantially the same manner and at substantially the same time, with respect to this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder are absolute, unconditional and irrevocable and continuing, and shall not be released or discharged, in whole or in part, or otherwise affected by: (i) any amendment, extension, waiver, rescission or other modification of, or failure of the Guaranteed Party to enforce any right or remedy under, any of the Merger Agreement or the Obligations (with or without notice to the Guarantor) or the Equity Commitment Letter to which the Guarantor is a party (the “Guarantor Equity Commitment Letter”); (ii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (iii) any change in the legal existence, structure or ownership of Parent, Merger Sub or the Guarantor or any other Person or any insolvency, bankruptcy, liquidation, reorganization (or similar event) of or relating to the Guarantor, Parent, Merger Sub, the Guaranteed Party or any other person; (iv) any default by Parent or Merger Sub under the Merger Agreement; (v) any incapacity, lack of authority or limitation of status or power of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; (vii) any change in Law of any jurisdiction; (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (ix) the addition, substitution or release of any Person to or from this Limited Guarantee, the Merger Agreement, the Guarantor Equity Commitment Letter or any related agreement or document or any Person interested in the transactions contemplated by the Merger Agreement, provided that Guarantor shall be automatically released from the Obligations to the extent (A) Parent and Merger Sub are validly released from such Obligations under the Merger Agreement or (B) Guarantor is validly released from such Obligations under this Limited Guarantee; (x) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, the Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; or (xi) any discharge of the Guarantor as a matter of Applicable Law (other than a discharge of the Guarantor as a result of payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by Applicable Law, the Guarantor hereby expressly waives (A) any and all rights or defenses arising by reason of any Applicable Law or otherwise which would otherwise require any election of remedies by the Guaranteed Party, (B) promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to Parent or Merger Sub and their counsel in accordance with the Merger Agreement and/or any agreements entered into in connection therewith), all defenses that may be available by virtue of any valuation, stay, moratorium Applicable Law or other similar Applicable Law now or hereafter in effect, any right to require the marshalling of assets of any of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally

(other than fraud, bad faith or willful misconduct) and (C) any and all notice of the creation, renewal, extension or accrual of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. The Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Subsidiaries and Affiliates not to, institute, any Proceeding arising under, or in connection with, the Guarantor Equity Commitment Letter or the Merger Agreement or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against the Guarantor or any other Parent Related Party (as defined below), except for claims that are Non-Prohibited Claims (as defined in the Guarantor Equity Commitment Letter) against such Person.

Subject to the first sentence of Section 1 hereof, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Parent Related Party or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party or any of its Affiliates against any Parent Related Party or such other Person whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Parent Related Party or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations (subject to the Cap and the other limitations set forth herein) shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations (subject to the Cap and the other limitations set forth herein), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Cap and the other limitations set forth herein), in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Obligations.

The Guarantor acknowledges and agrees that (i) the provisions of this Limited Guarantee are an integral and essential part of the transactions contemplated by the Merger Agreement and neither Parent or Merger Sub nor the Guaranteed Party would have entered into the Merger Agreement without the benefit of this Limited Guarantee and (ii) it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Nothing in this Limited Guarantee shall limit in any way the right of the Guaranteed Party to seek an injunction or injunctions or any other equitable relief under, and subject to the limitations in, Section 9.09 (Specific Performance) of the Merger Agreement.

4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to and without limiting Section 9.04(h) (Fees and Expenses) of the Merger Agreement, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall, subject to Section 1 hereof, be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub, their respective affiliates, or any other Person for the Guaranteed Obligations prior to pursuing such rights and remedies against the Guarantor hereunder, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person shall not relieve the Guarantor of any liability hereunder.

5. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) the Guarantor has all necessary and required organizational power, approval, and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder;

(c) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of the Guarantor are necessary to authorize this Limited Guarantee;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority by the Guarantor necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority by the Guarantor is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e) this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity;

(f) the execution and delivery of this Limited Guarantee by the Guarantor does not, and the performance of this Limited Guarantee by the Guarantor will not, (i) conflict with or violate the organizational documents of the Guarantor, (ii) conflict with or violate any Law applicable to the Guarantor or by which any of its properties or assets is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which the Guarantor is a party or by which the Guarantor or any of its properties or assets is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the Guarantor from performing its obligations under this Limited Guarantee; and

(g) the Guarantor (i) has, and will continue to have for so long as this Limited Guarantee is in effect, the financial capacity to pay and perform its obligations under this Limited Guarantee, and (ii) will have at such time as Guarantor is obligated to pay and perform its obligations under this Limited Guarantee, all funds necessary for the Guarantor to fulfill the Obligations under this Limited Guarantee.

6. Assignment. The rights and obligations under this Limited Guarantee may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, (a) the Guarantor may assign all or a portion of its rights, interests or the Obligations hereunder to one or more of its Affiliates; provided that no such assignment shall relieve the Guarantor of its obligations hereunder, and (b) the Guarantor may assign all or a portion of its obligations hereunder (the “Assigned Guarantee”) to one or more third parties (each, an “Assigned Investor”) in connection with an Equity Assignment on the terms and subject to the conditions of Section 6.17(a) of the Merger Agreement (including Section 6.17(a) of the Parent Disclosure Schedule) and upon such assignment, notwithstanding anything to the contrary in this Limited Guarantee, the obligations of the Guarantor hereunder (and the “Obligations” and “Cap” of the Guarantor) shall be reduced dollar for dollar to the extent of the amount of such obligations assumed by such Assigned Investor; provided that such Assigned Investor shall enter into a separate limited guarantee with the Guaranteed Party on terms no less favorable to the Guaranteed Party as contained herein with respect to such assigned obligations. Any assignment or delegation in breach of Section 5 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 6 shall be null and void and of no force and effect.

7. Notices. All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (provided no “bounce back” or similar message indicating non-delivery is received with respect thereto) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	If to the Guarantor to:

Hux Investment Pte. Ltd.
c/o GIC Special Investments Pte. Ltd.
280 Park Avenue, 9th Floor
New York, NY 10017
	Attention:	****
	Email:	****
****

with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
	Attention:	Mark E. Thierfelder, Jonathan Kim, Bernardo Piereck
	Email:	Mark.Thierfelder@dechert.com
Jonathan.Kim@dechert.com
Bernardo.Piereck@dechert.com

(b)	If to the Guaranteed Party to:

Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, CA 90465
	Attention:	****
	Email:	****

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
	Attention:	Joshua M. Zachariah
Michael R. Patrone
James Ding
	E-Mail:	jzachariah@goodwinlaw.com
mpatrone@goodwinlaw.com
jding@goodwinlaw.com

and with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Ethan A. Klingsberg
Sarah K. Solum
Steven Y. Li
	Email:	ethan.klingsberg@freshfields.com
sarah.solum@freshfields.com
steven.li@freshfields.com

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations (subject to the Cap) under this Limited Guarantee have been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee automatically and immediately upon the earliest to occur of (i) the consummation of the Closing and the payment by Parent of all amounts required to be paid by it at the Closing under the Merger Agreement, (ii) payment in full of the Obligations (subject to the Cap), (iii) the valid termination of the Merger Agreement in accordance with its terms (A) by mutual consent of Parent and the Guaranteed Party or (B) under circumstances in which Parent would not be obligated to make any payment under the Merger Agreement, (iv) the valid termination of the Other Limited Guarantee other than following the satisfaction of all Obligations under the Other Limited Guarantee, (v) sixty (60) days following the valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payment under the Merger Agreement, unless (x) by such date the Guaranteed Party shall have made a claim in writing with respect to such Obligation during such sixty (60)-day period and (y) the Guaranteed Party shall have commenced a Proceeding during such sixty (60)-day period against the Guarantor or Parent alleging that Parent is liable for such Obligation, in which case, this Limited Guarantee shall terminate no later than the earlier of the final adjudication of such claim after which no further appeal may be taken or the written agreement of the parties to such Proceeding in settlement of such claim and terminating such Proceeding) and (vi) the termination of this Limited Guarantee by mutual written agreement of the Guarantor and the Guaranteed Party. Notwithstanding anything to the contrary, (I) in the event that the Guarantor becomes obligated to pay the amount described in clause (a)(i) of the first sentence of Section 1 of this Limited Guarantee and the Guarantor pays all such amount, then the Guarantor shall have no obligation to pay any amount pursuant to clause (a)(ii) of the first sentence of Section 1 of this Limited Guarantee; and (II) in the event that the Guarantor becomes obligated to pay the amount described in clause (a)(ii) of the first sentence of Section 1 of this Limited Guarantee and the Guarantor pays all such amount, then the Guarantor shall have no obligation to pay any amount pursuant to (a)(i) of the first sentence of Section 1 of this Limited Guarantee. Notwithstanding the foregoing or anything in this Limited Guarantee that may be deemed to the contrary, in the event that the Guaranteed Party or any of its Affiliates assert in any Proceeding (a) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or (b) any theory of liability against the Guarantor or any Parent Related Party with respect to this Limited Guarantee, the Other Limited Guarantee (including, for the avoidance of doubt, that the Guarantor is liable for any amount owed pursuant to the Other Limited Guarantee), the Guarantor Equity Commitment Letter, the Other Equity Commitment Letter (as defined in the Guarantor Equity Commitment Letter), the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (other than, solely with respect to this clause (b), any claim that is a Non-Prohibited Claim), then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void and of no force or effect and (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments in full, and (C) neither the Guarantor nor any Parent Related Party shall have any liability to the Guaranteed Party or its Affiliates with respect to the transactions contemplated by the Merger Agreement under this Limited Guarantee or otherwise.

9. No Recourse. The Guaranteed Party acknowledges the separate corporate or entity existence of Parent and Merger Sub and that, as of the date hereof, each of Parent and Merger Sub’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith (including, without limitation, the Guarantor Equity Commitment Letter and the Merger Agreement), (i) in no event shall the Guaranteed Party or any of its Affiliates or any of their respective former, current and future directors, officers, employees, direct or indirect holder of any equity, stockholders, controlling persons, Affiliates, attorneys, members, managers, general or limited partners, assignees, agents and representatives seek any damages or any other recovery, judgment, or remedies of any kind, including consequential, indirect or punitive damages, against Parent and Merger Sub in excess of the Cap in connection with the Merger Agreement, the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise, and (ii) notwithstanding the fact that the Guarantor is a limited partnership or other type of entity, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person has any right of recovery against, no recourse shall be had against and no personal liability shall attach to, the Guarantor, Parent and Merger Sub, or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, direct or indirect holder of any equity, stockholders, controlling persons, Affiliates, attorneys, members, managers, general or limited partners, assignees, agents, representatives or representatives of any of the foregoing (but not including Parent, Merger Sub, the Guarantor or the Other Guarantor, a “Parent Related Party” and together, the “Parent Related Parties”), including through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent and Merger Sub against any Parent Related Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Person) under and to the extent provided in this Limited Guarantee and its rights to recover from the Other Guarantor under and to the extent provided in the Other Limited Guarantee, and subject to the other limitations described herein, including, for the avoidance of doubt, the Cap, and any other claims that are Non-Prohibited Claims solely against such Person; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligation of the Guarantor or any of its successors or permitted assigns under this Limited Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral or written representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Except for any claims that are Non-Prohibited Claims against such Person, recourse against the Guarantor under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and any Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee and the Merger Agreement, the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at Law, in Contract, in tort or otherwise. Notwithstanding anything to the contrary contained herein, nothing herein shall limit the rights of the Guaranteed Party in respect of the Non-Prohibited Claims. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent and Merger Sub to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Limited Guarantee or the transactions contemplated by this Limited Guarantee shall be brought and determined exclusively in the Delaware Court of Chancery or, if that court does not have subject matter jurisdiction, the state or federal courts in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated by this Limited Guarantee, or relating to enforcement of any of the terms of this Limited Guarantee, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Limited Guarantee or the transactions contemplated by this Limited Guarantee may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated by this Limited Guarantee shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 (Notices) of the Merger Agreement or in any other manner permitted by law.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE AND THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c).

11. Entire Agreement; Amendments. This Limited Guarantee, the Guarantor Equity Commitment Letter and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, undertakings, discussions, negotiations and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Limited Guarantee may not be amended, and no provision hereof waived or modified, except by an instrument duly executed by each of the parties hereto.

12. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

13. Counterparts. This Limited Guarantee may be executed in any number of counterparts (including by means of telecopied signature pages or electronic transmission, such as by electronic mail in “pdf” form or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Limited Guarantee. The parties irrevocably and unreservedly agree that this Limited Guarantee may be executed by way of electronic signatures and the parties agree that this Limited Guarantee, or any part hereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

14. Waiver of Sovereign Immunity. To the extent permitted by Applicable Law, if the Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any Proceeding, from jurisdiction of any court of from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this letter agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

HUX INVESTMENT PTE. LTD.

By:	/s/ Kenan Basha
Name: Kenan Basha
Title: Authorized Signatory

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

ZUORA, INC.

By:	/s/ Tien Tzuo
Name: Tien Tzuo

Title: Chief Executive Officer